UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2019

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11075 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2019, Rebecca Robertson, age 58, was elected to the Company’s Board of Directors (the “Board”). Ms. Robertson will serve as a Class II director, with a term that expires at the Annual Meeting of Stockholders of the Company to be held in 2021 or until her earlier resignation or removal. The Board has affirmatively determined that Ms. Robertson qualifies as an “independent director” under the NASDAQ Listing Rules.

Ms. Robertson is a founder and managing director at Versant Ventures where she specializes in investing in the areas of medical devices and diagnostics. In addition, through Longridge Business Advisors, she provides business advisory services.  Prior to Versant, she served as senior vice president at Chiron Diagnostics, a division of Chiron Corporation, where she had responsibility for the critical care business unit in addition to leading the division’s business development efforts.  Prior to joining Chiron, she was a co-founder and vice president at Egis, a consumer products company, and held senior management positions in operations and finance at Lifescan, a Johnson & Johnson Company. Ms. Robertson holds a B.S. in chemical engineering from Cornell University.

We believe Ms. Robertson’s experience in management and on boards of directors of companies in the healthcare industry, as well as her long-term investing experience, brings to our board critical skills related to scaling complex organizations and strategic planning that qualify her to serve as one of our directors.

Item 9.01Financial Statements and Exhibits

(d)	Exhibits.
Number	Description

99.1	Press release of Tandem Diabetes Care, Inc. dated January 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ David B. Berger
David B. Berger
Executive Vice President, General Counsel and Secretary

Date:  January 3, 2019